Exhibit 99.1

FOR IMMEDIATE RELEASE

SALVATORE FERRAGAMO S.p.A. and INTER PARFUMS, INC.

SIGN AGREEMENT FOR FRAGRANCE BUSINESS AND LICENSE

New York, New York, July 7, 2021: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that Salvatore Ferragamo S.p.A. (MTA: SFER), the parent company of the Salvatore Ferragamo Group, one of the world's leading players in the luxury sector, and Inter Parfums, Inc., a manufacturer and distributor of prestige perfumes, have signed a transaction agreement whereby an exclusive and worldwide license will be granted for the production and distribution of Ferragamo brand perfumes. The license will be effective from October 2021 and will last for 10 years with a 5-year optional term, subject to certain conditions.

With reference to the management and coordination of activities related to the license agreement, Inter Parfums, Inc. will operate through a wholly-owned Italian company, based in Florence, and will also guarantee the production in Italy.

“Inter Parfums’ great competence and recognized creativity make it the ideal partner to preserve the values and heritage of our brand with Made in Italy products. Its great commercial expertise will also ensure a new boost to the business of our fragrances, which will be distributed through a carefully selected sales network,” commented Leonardo Ferragamo, President of Salvatore Ferragamo S.p.A.

“We are very proud that Salvatore Ferragamo has chosen Inter Parfums for this new partnership. Salvatore Ferragamo is in fact one of the most iconic and well-known brands in the luxury segment to which we want to dedicate all our attention for the best future development. The entry of Ferragamo in our portfolio represents a great opportunity to further develop our business in the fashion and luxury segment,” commented Jean Madar, Chairman and CEO of Inter Parfums, Inc.

ABOUT INTER PARFUMS, INC.

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade, MCM, Moncler, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2020 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel

Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.

(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com

rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com

www.interparfumsinc.com		www.theequitygroup.com